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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _____________

                                    FORM 15
                                 _____________

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                         Commission File Number 0-15051

                        AMERICAN CONSUMER PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                                31100 Solon Road
                               Solon, Ohio 44139
                                 (216) 248-7000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.10 PER SHARE
            (Title of each class of securities covered by this Form)

                                 Not Applicable
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(i)        [X]
      Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(1)(ii)       [ ]
      Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(i)        [ ]
      Rule 12g-4(a)(2)(ii)       [ ]        Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [ ]


Approximate number of holders of record as of the certification or notice dated:
                                      36

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Consumer Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  November 9, 1995            AMERICAN CONSUMER PRODUCTS, INC.



                                   BY:  /s/ STEPHAN W. COLE
                                   -----------------------------------
                                   NAME: Stephan W. Cole
                                   TITLE: Chief Executive Officer